S E C U R I T I E S   A N D   E X C H A N G E
                               C O M M I S S I O N

                            Washington, D. C.  20549

                                  F O R M   8-K

                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 28, 1996

         T H E   L I P O S O M E   C O M P A N Y,   I N C.
             (Exact name of registrant as specified in its charter)

      Delaware                  0-14887           22-2370691
(State or other juris-   (Commission File No)  (I.R.S. Employer
diciton of incorpora-                         Identification No.)

            One Research Way, Princeton Forrestal Center, Princeton,
                       New Jersey,  08540
                    (Address of principal executive offices)
                                   (Zip Code)

Registrant's telephone number, including area code:(609) 452-7060

                              None
         (Former name or former address, if changed since last report.)






Item 5.  Other Events.

     On February 28, 1996, The Liposome Company, Inc. (the "Company") released a press release, a copy of which is attached hereto as Exhibit 20 with respect to the Company's sales of ABELCETTM (Amphotericin B Lipid Complex Injection).








SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   THE LIPOSOME COMPANY, INC.



Dated:  February 29, 1996               By: /s/ Brooks Boveroux
                                      Brooks Boveroux
                                      Vice President, Finance,
                                      Chief Financial Officer
                                      and Treasurer








                                  EXHIBIT INDEX

Exhibit                                                  Page No.

  20      - Copy of the Company's press release of February 28, 1996      5
             relating to the Company's sales of ABELCETTM (Amphotericin
             B Lipid Complex Injection).




                                            Exhibit 20


                       THE LIPOSOME COMPANY, INC. REPORTS
                   MORE THAN $6 MILLION IN SALES OF ABELCETTM
                          IN THE FIRST 8 WEEKS OF 1996

Princeton, NJ -- February 28, 1996 --The Liposome Company, Inc. (Nasdaq: LIPO and LIPOZ) is concerned about inaccurate information in the investment community concerning ABELCETTM and its sales prospects. To correct any misperceptions, the Company is announcing that the 1996 year-to-date sales of ABELCETTM in the U.S. and overseas have been more than $6 million.

"The launch of ABELCETTM has been extremely well received by physicians in the U.S.," said Charles A. Baker, Chairman and Chief Executive Officer. "To date, we have sold ABELCETTM into about 80% of the 50 hospitals that are the largest users of amphotericin B."

The Liposome Company, Inc. is a leading biotechnology company dedicated to the development and commercialization of proprietary lipid and liposome-based pharmaceuticals for the treatment, prevention and diagnosis of inadequately treated, life-threatening diseases, such as ABELCETTM for severe systemic fungal infections, TLC D-99 for metastatic breast cancer, and TLC C-53 for acute respiratory distress syndrome. ABELCETTM (Amphotericin B Lipid Complex Injection) is approved for marketing in the United States, United Kingdom, Spain, Luxembourg and Iceland.